Exhibit 99.1

Contact:

Media: Jessie Wuerst (509) 495-8578, jessie.wuerst@avistacorp.com

Investors: Jason Lang (509) 495-2930 jason.lang@avistacorp.com

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Avista Corp. Names Burmeister-Smith Vice President, Treasurer;

A. Wilson Vice President, Controller

Malyn Malquist to remain as chief financial officer

SPOKANE, Wash. – Jan. 6, 2006, 1:30 p.m. PST: Avista Corp. (NYSE: AVA) today announced two changes in its financial leadership. Avista Senior Vice President and Chief Financial Officer Malyn Malquist has named Vice President Christy Burmeister-Smith to take over the post of vice president and treasurer for the corporation. Previously Burmeister-Smith was vice president and controller for Avista Corp. Ann Wilson has been named vice president and controller for Avista Corp. Wilson previously was vice president and controller for Avista subsidiary Avista Energy.

“Both Christy and Ann are very well qualified to take on their new roles. Avista is fortunate to have executives of this caliber who will lead our company in strengthening its financial position,” said Malquist.

As vice president and treasurer, Burmeister-Smith will have responsibility for financing and capital activities, including oversight of banking relations, the capital structure of the corporation, pension assets and future corporate financings.

Burmeister-Smith joined Avista in 1980 as an accountant and has served in a variety of roles in the accounting area. Prior to serving as corporate controller, she was the controller for the company’s energy delivery business unit. Burmeister-Smith is a graduate of Boise State University, with a degree in business administration. She has passed the CPA exam, and she has completed various executive development programs. She is active in community activities, including current service on the boards of directors of the Avista Foundation and Leadership Spokane, and upcoming service on the board of directors for United Way of Spokane County.

Returning to Avista Corp., now as vice president controller, Wilson will be responsible for financial and accounting activities as well as records of the corporation, its assets and its business affiliates.

Wilson graduated from the University of California at Santa Barbara, and she is a licensed Certified Public Accountant. In addition, she completed the University of Idaho’s Utility Executive Course in 2005. Prior to joining Avista Energy, Wilson worked as the internal auditor for energy trading at Avista Corp. Her career also includes tenure as contract analyst and audit manager at Egghead Software, four years of public accounting and three years of governmental auditing. Wilson has been active in the community through the Junior Achievement program at Wilson Elementary School and other local non-profit organizations.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is a company operating division that provides service to 330,000 electric and 285,000 natural gas customers in three western states. Avista’s non-regulated subsidiaries include Avista Advantage and Avista Energy. Avista Corp.’s stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

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